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                                                                  EXHIBIT 10(pp)

                        EMPLOYMENT AGREEMENT AMENDMENT



This is an amendment to that certain employment agreement between Edward R. Anderson and CompuCom Systems, Inc. dated October 24, 1997. It is agreed that the provision in Section 2.1 pertaining to additional compensation of $175,000 each year during the first three years of employment shall be deleted. It is also agreed that Mr. Anderson's base salary shall be increased by $175,000 effective January 1, 1999 and that he will receive a lump sum payment of $109,375 representing the prorated amount due from May 16, 1998 through December 31, 1998.

Agreed to this 19th day of February, 1999.



                                CompuCom Systems, Inc.


/s/ EDWARD R. ANDERSON          By:   /s/ M. L. SMITH
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Edward R. Anderson              Its:  SVP/CFO
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